FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-07

Sent:        Tuesday, May 05, 2020 9:38 AM
Subject:   GSMS 2020-GC47 – Price Guidance (Public)(external)

GSMS 2020-GC47 – Price Guidance (Public)(external)

$771.853mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Goldman Sachs & Co. LLC and Citigroup

Co-Managers:  Academy Securities, AmeriVet Securities, and Drexel Hamilton

Class	S&P/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Guid	Approx $px
A-1	AAA(sf)/AAAsf/AAA(sf)	3.688	3.22	30.000%	S+110a	100-00
A-4#	AAA(sf)/AAAsf/AAA(sf)	[235.000]	9.59	30.000%	A5-2bps	103-00
A-5#	AAA(sf)/AAAsf/AAA(sf)	[265.694]	9.79	30.000%	S+145-150	103-00
A-AB	AAA(sf)/AAAsf/AAA(sf)	8.900	7.34	30.000%	S+135-140	103-00
A-S	AA-(sf)/AAAsf/AAA(sf)	60.494	9.81	21.750%	S+180-185	103-00
B	NR/AA-sf/AA-(sf)	35.746	9.89	16.875%	S+275a	101-00
C	NR/A-sf/A-(sf)	32.997	9.89	12.375%	S+425a	89-00

# Final A-4 and A-5 class sizes subject to change.  The A-4 could range from $0mm to 235mm; the A-5 could, in turn, range from $265.694mm to 500.694mm.

Please see footnote (6) in the term sheet for a discussion of the corresponding WALs and principal windows.

Collateral Summary

Initial Pool Balance:	$771,852,928
Number of Mortgage Loans:	29
Number of Mortgaged Properties:	60
Average Cut-off Date Mortgage Loan Balance:	$26,615,618
Weighted Average Mortgage Interest Rate:	3.47525%
Weighted Average Remaining Term to Maturity Date/ARD (mos):	117
Weighted Average Remaining Amortization Term (mos):	360
Weighted Average Cut-off Date LTV Ratio:	53.6%
Weighted Average Maturity Date/ARD LTV Ratio:	52.4%
Weighted Average Underwritten DSCR Ratio:	2.80x
Weighted Average Debt Yield on Underwritten NOI:	10.2%
% of Mortgage Loans with Mezzanine Debt:	6.5%
% of Mortgage Loans with Subordinate Debt:	31.3%
% of Mortgage Loans with Preferred Equity:	0.0%
% of Mortgaged Properties with Single Tenants:	6.5%

Property Type:   32.9% Office, 23.2% Mixed Use, 23.2% Multifamily, 8.9% Industrial, 7.8% Self Storage

Top 3 States:     40.5% NY, 25.7% CA, 11.6% OH

Preliminary Offering Materials

Term Sheet

Attached

Annex

Attached

Anticipated Timing

Anticipated Pricing:      Late Week of May 4th

Anticipated Closing:     May 21st

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.